EXHIBIT 99.2

FOR IMMEDIATE RELEASE: March 11, 2003	PR03-03

CANYON RESOURCES PAYS OFF BANK DEBT,
ANNOUNCES BRIGGS MINE 2002 RESULTS,
EXTENDS TERM OF WARRANTS

     Golden, CO—Canyon Resources Corporation (AMEX:CAU), a Colorado-based mining company, today announced that it has completed full payoff of its Briggs Mine debt with principal payments of $2.4 million in 2002 and $1.355 million in February 2003. The $34 million Briggs Mine debt facility was arranged in late 1995 with a consortium of three international lending institutions (Bank Paribas, NM Rothschild, and HypoVereinsbank) to finance the capital requirements of mine construction and working capital of the Briggs gold mine in southeastern California. All gold hedges which were related to the debt instrument have been eliminated as well.

     In 2002, the Briggs Mine produced 57,058 ounces of gold and 14,914 ounces of silver. A total of 9.0 million tons of ore and waste were mined during the year. Most of the 1.84 million tons of ore mined, with an average grade of 0.036 ounce per ton, was produced from the Gold Tooth pit, situated immediately south of the main Briggs pit. Lesser tonnage (90,000 tons) of high-grade (0.187 opt) ore was mined by a contract operator from underground workings in the eastern portion of the North Briggs deposit, gaining access via an adit in the high-wall of the North Briggs pit.

     In January 2002, the three-stage crushing facility was shut down, and for the rest of the year only run-of-mine ore was placed on the leach pad. In June 2002, the Company sold the crusher plant and conveyor stacking facilities for approximately $2.6 million.

     The Briggs Mine was constructed in 1996 and, through December 31, 2002, has produced 476,991 ounces of gold and 132,632 ounces of silver. Since 1996, a total of 66.9 million tons of rock have been mined by open-pit methods, including 44.8 million tons of waste. Of the 22.1 million tons of ore mined, 18.3 million tons have been crushed and, along with 3.7 million tons of run-of-mine ore and 0.1 million tons of underground ore, have been placed on the leach pad. A total of 668,128 ounces of gold has been placed on the leach pad during this period. Recoverable ounces in leach-pad inventory at December 31, 2002, were 33,360 ounces.

     Remaining reserves at the Briggs Mine, at January 1, 2003, are 1,441,338 tons with an average grade of 0.052 ounce gold per ton, containing 74,860 ounces. Gold production for 2003 is anticipated to be approximately 56,000 ounces at a cash cost in the range of $150 to $175 per ounce.

     “Canyon is delighted to have completed full payment of its Briggs bank debt. Such payoff will provide increased flexibility and opportunity for maximum cash from the Briggs Mine operations,” said Richard H. De Voto, President.

     On March 6, 2003, Canyon’s Board of Directors took action to extend the time period, to September 30, 2003, for exercise of the 1,602,860 warrants sold along with common stock in a Private Placement in March-April 2002. Each warrant provides the right to purchase one share of common stock of the Company for $1.67 per share.

     In addition to producing gold from the Briggs Mine, Canyon Resources owns the Seven-Up Pete Venture which has invested $75 million in the 10 million ounce McDonald Gold Project in Montana, which is constrained from current development by the anti-mining initiative, I-137. The Company has filed suit against the State of Montana seeking to overturn I-137 or to obtain a damage award, which could be as much as $500 million, for the lost value of the Seven-Up Pete properties, including the McDonald Gold Project.

Actual results may differ materially from any forward-looking statement whether expressed or implied in this news release. The following risks and uncertainties which could cause actual results to vary include, but are not limited to: speculative nature of mineral exploration, precious metals prices, production and reserve estimates, production costs, cash flows, environmental and governmental regulations, availability of financing, judicial proceedings and force majeure events. Most of these factors are beyond the Company’s ability to control or predict.

FOR FURTHER INFORMATION, CONTACT:
Richard H. De Voto, President
(303) 278-8464